Exhibit 24



THIS SHARE CHARGE AMENDMENT AGREEMENT is made on 12th June 2003

BETWEEN

(1) PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-02, Singapore 049909, Singapore (the Issuer);

(2) AIG GLOBAL INVESTMENT CORPORATION (ASIA) LIMITED of Suite 3601, One Pacific Place, 88 Queensway, Hong Kong as Security Trustee for and on behalf of the Bondholders (the Security Trustee).

WHEREAS

(A) By a resolution of its directors passed on 11 October 2001, the Issuer has created US$250,000,000 secured redeemable exchangeable bonds (the Bonds) which are constituted under a deed poll dated 7 December 2001 made by the Issuer as amended pursuant to a Supplemental Deed Poll dated 12 June 2003 (the Deed Poll). The Bonds are exchangeable into ordinary shares of HK$0.25 each of PCCW Limited (PCCW).

(B) AIG Asian Infrastructure Fund II L.P., American International Assurance Company (Bermuda) Limited and AIG Asian Opportunity Fund, L.P. (each a Bondholder and together the Bondholders) have subscribed for the Bonds in accordance with the terms and conditions of a subscription agreement dated 11 October 2001 (the Subscription Agreement).

(C) To secure the Issuer's obligations under the Bonds, the Issuer entered into a Share Charge Agreement dated 7 December 2001 (the Share Charge Agreement) to create security over the Security Shares (as defined therein) in favour of the Security Trustee for and on behalf of the Bondholders.

(D) The Issuer and the Security Trustee have agreed to amend the terms of the Share Charge Agreement as set out herein.

IT IS AGREED as follows:

1.       INTERPRETATION AND DEFINITIONS

1.1 In this Share Charge Amendment Agreement definitions and rules of interpretation set out in the Share Charge Agreement will have the same meaning when used herein.

1.2      Effective Date means the date of this Share Charge Amendment Agreement.

1.3 Supplemental Agreements means this Share Charge Amendment Agreement and the supplemental deed poll made between the Issuer and the Security Trustee and the warranty agreement made between the Issuer and the Bondholders, each dated 12 June 2003.

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2.       AMENDMENT

2.1 The Share Charge Agreement shall be amended as follows with effect from the Effective Date:

(a) By deleting the definition of "Valuation Date" and inserting a new definition as follows:

         "Securities Lending Agreement means the securities lending agreement dated on or about 2003 made between the Issuer, the Security Trustee and the Bondholders, as amended from time to time.

         Security Shares means the Original Shares and all and any other securities, which are for the time being mortgaged or charged to the Security Trustee pursuant to clause 3 (but excluding any rights, title, benefit and interest charged, assigned or mortgaged to the Security Trustee pursuant to Clause 3(d)).

         Valuation Date means:

         (a) each anniversary of the date of this Share Charge Agreement (and if such a day is not a Business Day, the first following day which is a Business Day); and

         (b) the date of service of a notice pursuant to Condition 9(a)(ii) and, if the Issuer has not redeemed any Bonds pursuant to Condition 9(a), the date of service of a notice pursuant to Condition 9(b)(ii)."

(b) By inserting a new Clause 3(d) and Clause 3(e) as follows:

         "(d) mortgages and assigns and agrees to mortgage and assign absolutely to the Security Trustee all of its rights, title, benefit and interest (but for the avoidance of doubt, none of its obligations) in, to and under clause 6 (Redelivery of Equivalent Securities) of the Securities Lending Agreement and all rights and powers (but for the avoidance of doubt, no obligations) incidental or ancillary to its rights, title, and interest in to and under clause 6 of the Securities Lending Agreement, including, without limitation, rights and powers under clauses 5, 10.1 and 10.2 of the Securities Lending Agreement (the Mortgaged Property); and

         (e) with full title guarantee, mortgages and agrees to mortgage to the Security Trustee all of its rights, title, benefit and interest in, to and under all shares, warrants, cash and other securities and property delivered or to be delivered to the Issuer or any relevant assignee by any Borrower (as defined in the Securities Lending Agreement) pursuant to Clause 6 of the Securities Lending Agreement.

                  Notwithstanding the foregoing unless and until a Sale Event has occurred (whether under Condition 12 of the Conditions or otherwise), the Security Trustee shall not, save as expressly provided in this Share Charge Agreement or the Securities Lending Agreement, exercise any or all of the Issuer's right, title, benefit, and interest in, to and under the Mortgaged Property and the
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                  Issuer shall be entitled (subject to the terms hereof) to
                  continue to exercise all such rights under the Securities Lending Agreement."

(c) By deleting the existing Clause 4.2 and inserting a new Clause 4.2 as follows:

         "4.2 The Security Trustee agrees to calculate in respect of each Valuation Date:

         (a) the aggregate outstanding principal amount of the Bonds as at the close of business in Hong Kong on the relevant Valuation Date (the Reference Net Exposure); and

         (b) the Aggregate Security Value on the relevant Valuation Date (the Reference Security Value) converted into US dollars at the spot buying rate prevailing at noon (Hong Kong time) on such date of The Hongkong and Shanghai Banking Corporation Limited."

(d)      By deleting the existing Clause 4.4(a) and inserting a new Clause 4.4
         (a) as follows:

         "(a) No later than the close of business in Hong Kong on the tenth Business Day after receipt of notification from the Security Trustee in accordance with clause 4.3, the Issuer shall transfer or procure that there shall be transferred to and registered in the name of the Security Trustee (or such nominee as the Security Trustee may direct) to be held on trust for the Bondholders such additional Shares (the Additional Security Shares) such that the Aggregate Security Value after the transfer of such Additional Security Shares, together with the Current Market Value (as at the relevant Valuation Date) of (x) any Security Shares used by the Security Trustee pursuant to Condition 9(f)(iii) and (y) any Shares made available to the Security Trustee or Bondholders by the Issuer pursuant to Condition 9(f)(i) (excluding for the avoidance of doubt, any Shares made available to the Security Trustee or the Bondholders by any person other than the Issuer), in each case which have not been returned to the Issuer or set-off pursuant to Condition 9(c)(i) or Condition 9 (d)(i) on or before the date of transfer of Additional Security Shares pursuant to this clause 4.4 equals not less than 150% of the Reference Net Exposure."

(e) by the insertion of a new Clause 7A as set out below:

"7A.     RIGHT OF REHYPOTHECATION

7A.1 If Condition 9(f)(iii) of the Conditions applies, the Security Trustee and each Bondholder may at any time or times borrow, lend or otherwise use for its own purposes any Security Shares (to the extent permitted under Condition 9) which are for the time being subject to the Security Interests constituted under the Share Charge Agreement.

7A.2 The Security Trustee and each Bondholder may retain for its own account all fees, profits and other benefits received in connection with any such borrowing, loan or use. Upon such borrowing, lending or other use, such investments will become the absolute property of the Security Trustee or Bondholder (as the case may be) free from the Security Interests constituted under the Share Charge Agreement and free from any equity, right, title or interest of the Issuer and the Issuer will thereupon have

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         a right against the Security Trustee or Bondholder (as the case may
         be) for the delivery of the Shares (to the extent used under Clause 7A.1).

         All costs, expenses, fees, duties and taxes incurred in connection with establishing and operating such stock borrowing, lending or hedging facilities or other use of the Shares envisaged by this Clause 7A shall be for the account of the Issuer but for the avoidance of doubt the Issuer shall have no liability to the Security Trustee or any Bondholder for any losses they may incur in connection with any stock borrowing, lending or hedging transactions.

7A.3 The Issuer will procure that PCCW issues promptly such share certificates, documents of title, share transfer forms and contract notes to the Security Trustee as it may require to exercise its rights under this Clause 7A.

7A.4 The Issuer agrees that if the Security Trustee or any Bondholder re-transfers or re-delivers Shares to it, these do not need to be the identical Shares originally deposited, charged or transferred, to the Security Trustee, and the Issuer will accept such other Shares."

(f) By deleting the existing Clause 7.1 and inserting a new Clause 7.1 as follows:

         "If any Bondholder exercises his Exchange Right to exchange all or any of his Bonds for Exchange Property or upon redemption of the Bonds for cash or otherwise or upon any purchase or cancellation of the Bonds, the Security Trustee shall immediately release from the security constituted by this Share Charge Agreement and deliver to such Bondholder on behalf of the Issuer, out of the Security Shares, such portion of the Exchange Property as the Bondholder shall be entitled in accordance with the Conditions, including all certificates or other documents of title, share transfer forms and contract notes relating thereto."

2.2 With effect from the Effective Date, the Share Charge Agreement shall be read and construed as if the amendments set out in Clause 2.1 above were incorporated therein.

3.       ACKNOWLEDGEMENT

The parties acknowledge that the amendments set out in this Share Charge Amendment Agreement do not constitute a waiver or release of the Security Interests constituted under the Share Charge Agreement.

4.       FURTHER ASSURANCE

The Issuer will take such other actions or execute such other documents (in each case, at the Issuer's cost) as the Security Trustee may reasonably require for giving effect to, and protecting the rights of the Security Trustee and the Bondholders under, this Share Charge Amendment Agreement, including making any filings required in any jurisdiction.

5.       COUNTERPARTS

This Share Charge Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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6.       GOVERNING LAW

The provisions of Clause 22 of the Share Charge Agreement shall apply to this Agreement as if set out herein.


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IN WITNESS whereof this Share Charge Amendment Agreement has been executed the day and year first above written.

EXECUTED as a DEED under                             )
the COMMON SEAL of    )
PACIFIC CENTURY REGIONAL                             )
DEVELOPMENTS LIMITED  )
in the presence of:   )








                                      Director ________________________________





                                Director/Secretary______________________________





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Share Charge Amendment Agreement

EXECUTED as a DEED under                             )
the COMMON SEAL of    )
AIG GLOBAL INVESTMENT                                )
CORPORATION (ASIA) LIMITED                           )
in the presence of:   )





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                                 12th June 2003






               (1) PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED







              (2) AIG GLOBAL INVESTMENT CORPORATION (ASIA) LIMITED







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                                  SHARE CHARGE
                              AMENDMENT AGREEMENT

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